Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
China Cord Blood Services Corporation:

We consent to the use of our report dated August 25, 2009 with respect to the consolidated balance sheets of China Cord Blood Services Corporation and subsidiaries as of March 31, 2008 and 2009, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated August 25, 2009 contains an explanatory paragraph that states that the Company established vendor-specific objective evidence for the undelivered cord blood storage services during the year ended March 31, 2008 and began to account for cord blood processing services and storage services as two separate units of accounting under the provisions of Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables during that year.

/s/ KPMG

Hon Kong, China
August 28, 2009